Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated September 2, 2011 with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report on Form 10-K as of June 24, 2011 and June 25, 2010 and for the years ended June 24, 2011, June 25, 2010, and June 26, 2009 of SWS Group, Inc., which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton, LLP

Dallas, Texas

October 7, 2011